Exhibit 23.1
NETHERLAND, SEWELL
& ASSOCIATES, INC.
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the reference to our audit report for Seneca Resources Company, LLC dated October 24, 2022, appearing in this National Fuel Gas Company Annual Report on Form 10-K.
We also consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-244352 and 333-223773) and Form S-8 (Nos. 333-244403, 333-230415, 333-206899, 333-202878, 333-165569, and 333-102220) of National Fuel Gas Company of our audit report dated October 24, 2022, appearing in this National Fuel Gas Company Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas
November 18, 2022